May 2011 Pricing Sheet dated May 24, 2011 relating to Preliminary Terms No. 762 dated April 26, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Equity-Linked Partial Principal at Risk Securities due May 24, 2017
Based on the Performance of the S&P 500® Index
PRICING TERMS – MAY 24, 2011
Issuer:	Morgan Stanley
Issue price:	$10 per security
Stated principal amount:	$10 per security
Aggregate principal amount:	$24,000,000
Pricing date:	May 24, 2011
Original issue date:	May 27, 2011 (3 business days after the pricing date)
Maturity date:	May 24, 2017
Interest:	None
Underlying index:	S&P 500® Index
Payment at maturity:
If the final index value is greater than the initial index value:
$10 + supplemental redemption amount
If the final index value is less than or equal to the initial index value:
        $10 x (final index value / initial index value), subject to the minimum payment amount
This amount will be less than the stated principal amount of $10 per security by an amount that is proportionate to the percentage depreciation of the underlying index.  However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $9 per security.

Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate
Minimum payment amount:	$9 per security
Participation rate:	100%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	1,316.28, which is the index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	May 19, 2017, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61760E630
ISIN:	US61760E6308
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Security	$10	$0.35	$9.65
Total	$24,000,000	$840,000	$23,160,000
(1)   The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.90 per security. Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.

(2)   Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.35 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for equity-linked securities.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. (“MGH”), and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by S&P or MGH, and S&P and MGH make no representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 762 dated April 26, 2011
Prospectus Supplement for Equity-Linked Securities dated September 21, 2010
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.